July 2014 Pricing Sheet dated July 25, 2014 relating to Preliminary Terms No. 173 dated July 18, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS — July 25, 2014
Issuer:	JPMorgan Chase & Co.
Underlying commodity futures contract:	WTI crude oil futures contract. See “ — Contract Price” below for additional information.
Aggregate principal amount:	$5,571,000
Payment at maturity:	If the final contract price is greater than the initial contract price, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final contract price is less than or equal to the initial contract price, for each $1,000 stated principal amount PLUS,
$1,000 × contract performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per $1,000 stated principal amount PLUS.

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.

Leveraged upside payment:	$1,000 × leverage factor × contract percent increase
Contract percent increase:	(final contract price – initial contract price) / initial contract price
Initial contract price:	The contract price on the pricing date, which was $102.09
Final contract price:	The contract price on the valuation date
Leverage factor:	300%
Contract performance factor:	final contract price / initial contract price
Maximum payment at maturity:	$1,310 (131.00% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	July 25, 2014
Original issue date (settlement date):	July 30, 2014
Valuation date:
January 26, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

Maturity date:
January 29, 2015, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

CUSIP / ISIN:	48127DTN8 / US48127DTN83
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$1,000.00	$15.00	$985.00
Total	$5,571,000.00	$83,565.00	$5,487,435.00
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC.  In no event will these selling commissions exceed.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I

The estimated value of the PLUS on the pricing date as determined by JPMS was $974.78 per $1,000 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.
Preliminary terms no. 173 dated July 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214005482/e59706fwp.htm
Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Terms continued from previous page:
Contract price:
On any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day